Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

DYNARESOURCE, INC.

DynaResource, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of DynaResource, Inc. (the “Corporation”), resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation (as amended to date), declaring said amendments to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolutions setting forth the amendments are as follows:

RESOLVED, that Article V of the Certificate of Incorporation of the Corporation (as amended to date) be amended and restated to read in its entirety as follows:

The Board of Directors shall be divided into three classes of directors, Class I Directors, Class II Directors and Class III Directors, all of whom shall be eligible for election at each annual meeting of the stockholders. The Board of Directors shall have the right to fix the number of directors from time to time; provided that the number of Class I Directors shall at all times comprise a majority of the directors and there shall always be at least one Class III Director. The Class I Directors shall be elected by the vote of the holders of the issued and outstanding shares of Series A Preferred Stock voting together as a single class (and to the extent that no shares of Series A Preferred Stock are issued and outstanding, then the Class I directors shall be elected by the vote of the holders of the issued and outstanding shares of Common Stock voting together as a single class), the Class II Directors shall be elected by the vote of the holders of the issued and outstanding shares of Common Stock voting together as a single class, and the Class III Directors shall be elected by the vote of the holders of the issued and outstanding shares of Series C Preferred Stock voting together as a single class (and to the extent that no shares of Series C Preferred Stock are issued and outstanding, then the Class III directors shall be elected by the vote of the holders of the issued and outstanding shares of Common Stock voting together as a single class).

RESOLVED, that a new Article XII be added to the Certificate of Incorporation of the Corporation (as amended to date) to read in its entirety as follows:

To the fullest extent permitted by the General Corporation Law, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liabilities of a director, then the liability of a director of the Corporation will be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. This Article XII may only be amended with the vote of 95% of the outstanding equity of the Corporation, voting on a fully-diluted and as-converted to Common Stock basis.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD: That the amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, DynaResource, Inc. has caused this certificate to be signed by its Chairman and CEO, this 29th day of June, 2015.

DYNARESOURCE, INC.

By: _______________________

K.W. (“K.D.”) Diepholz

             Chairman & CEO